February 23, 2011
FOR IMMEDIATE RELEASE
                                  RAYMOND JAMES FINANCIAL
                             REPORTS JANUARY 2011 OPERATING DATA

ST. PETERSBURG, Fla. – In an effort to provide timely information to enable analysts and investors to stay better informed about the general trends in our major business segments, we are releasing selected operating statistics. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

“Overall, our performance continues to improve with the economy,” stated CEO Paul Reilly.  “Securities commissions and fees were up 20 percent over last year, and 6 percent over last month on a daily basis.  Assets Under Administration were up slightly to a new all-time record of $266 billion, as were Assets Under Management (excluding money market funds) at $33.7 billion.

“Although the number of lead managed deals was down from December’s robust month, Investment Banking had a good month when considering strong M&A activity,” added Reilly. “Fixed Income trading profits returned to a more normalized level in January.

“Bank loans were down slightly due to payoffs. The origination pipeline continues to strengthen; however, the market is extremely competitive,” added Reilly.

“We are well positioned to grow with an improving market.  Although we are optimistic that the economy will continue to slowly recover, market corrections often occur during prolonged market rallies. Additionally, as we have seen recently, the market is affected by global political and economic uncertainty.”

About Raymond James Financial, Inc.

Raymond James Financial (NYSE-RJF) is a Florida-based diversified holding company providing financial services to individuals, corporations and municipalities through its subsidiary companies. Its three principal wholly owned broker/dealers, Raymond James & Associates, Raymond James Financial Services and Raymond James Ltd. have more than 5,300 financial advisors serving 1.9 million accounts in 2,300 locations throughout the United States, Canada and overseas. In addition, total client assets are approximately $266 billion, of which approximately $34 billion are managed by the firm’s asset management subsidiaries.

To the extent that Raymond James makes or publishes forward-looking statements (regarding management expectations, strategic objectives, business prospects, anticipated expense savings, financial results, anticipated results of litigation and regulatory proceedings, and other similar matters), a variety of factors, many of which are beyond Raymond James’ control, could cause actual results and experiences to differ materially from the expectations and objectives expressed in these statements. These factors are described in Raymond James’ 2010 annual report on Form 10-K and the quarterly report on Form 10-Q for the quarter ended December 31, 2010, which are available on RAYMONDJAMES.COM and SEC.GOV.

	January 2011	January 2010	December 2010
	(20 business days)	(19 business days)	(22 business days)

Securities commissions and fees (1)	$186.2 mil.	$ 155.6 mil.	$ 193.9 mil.

Total client assets under administration	$266 bil.	$ 229 bil.	$ 262 bil.

# of lead managed underwritings (2)	6	3	14

Financial Assets Under Management (excluding Money Market Funds) (3)	$ 33.7 bil.	$ 26.9 bil.	$ 33.4 bil.

Raymond James Bank total loans, net	$ 6.0 bil.	$ 6.5 bil.	$ 6.1 bil.

(1)  Includes all securities commissions and fees generated by our financial advisors, both private client and institutional.
(2)  This is only one of several key revenue sources for the capital markets segment; other key revenue sources include institutional sales commissions, M&A and co-managed deals and transaction fees.
(3)  This is the primary revenue driver for the asset management segment. Investment advisory fees are based on a percentage of assets at either a single point in time within the quarter, typically the beginning or end of a quarter, or the “average daily” balances of assets under management.

For more information, please contact Steve Hollister at 727-567-2824.
Please visit the Raymond James Press Center at raymondjames.com/media.